Exhibit 5.1

787 Seventh Avenue New York, NY 10019-6099 Tel: 212 728 8000 Fax: 212 728 8111

January 11, 2023

Equitable Holdings, Inc.

1290 Avenue of the Americas

New York, NY 10104

RE:	EQUITABLE HOLDINGS, INC. – UNDERWRITTEN PUBLIC OFFERING OF SENIOR NOTES

Ladies and Gentlemen:

We have acted as special counsel to Equitable Holdings, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of $500 million in aggregate principal amount of its 5.594% Senior Notes due 2033 (the “Senior Notes”), pursuant to the Underwriting Agreement, dated January 4, 2023 (the “Underwriting Agreement”), among the Company and the representatives (the “Representatives”) of the underwriters (the “Underwriters”) listed on Schedule I thereto.

In the above capacity, we have reviewed: (a) the registration statement on Form S-3 (File No. 333-268815) filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), which became effective under the Securities Act on December 22, 2022, allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), including the documents incorporated by reference therein (the “Registration Statement”); (b) the prospectus, dated December 22, 2022 (the “Base Prospectus”), filed as part of the Registration Statement; (c) the preliminary prospectus supplement, dated January 4, 2023, relating to the Senior Notes, in the form filed by the Company with the Commission on January 4, 2023 pursuant to Rule 424(b) of the Rules and Regulations; (d) the prospectus supplement, dated January 4, 2023 (together with the Base Prospectus, the “Prospectus”), relating to the Senior Notes, in the form filed by the Company with the Commission on January 6, 2023 pursuant to Rule 424(b) of the Rules and Regulations; (e) the Issuer Free Writing Prospectus containing the final pricing terms of the Senior Notes filed by the Company with the Commission on January 4, 2023; (f) an executed copy of the Underwriting Agreement; (g) an executed copy of the Indenture, dated as of April 5, 2019 (as amended or supplemented through the date hereof, the “Senior Indenture”), between the Company and The Bank of New York Mellon, as trustee (the “Trustee”); (h) an executed copy of the Third Supplemental Indenture relating to the Senior Notes, dated as

BRUSSELS    CHICAGO    FRANKFURT     HOUSTON    LONDON    LOS ANGELES    MILAN

NEW YORK    PALO ALTO    PARIS    ROME    SAN FRANCISCO    WASHINGTON

January 11, 2023

of January 11, 2023 (the “Supplemental Indenture” and, together with the Senior Indenture, the “Indenture”), between the Company and the Trustee; (i) copies of the certificates executed by the Company representing the Senior Notes; (j) a certificate of the Secretary of the Company, dated January 11, 2023, including the exhibits thereto; (k) a certificate of an officer of the Company, dated January 11, 2023; (m) a certificate, dated January 3, 2023, and a facsimile bringdown thereof, dated January 11, 2023 from the Office of the Secretary of the State of Delaware as to the existence and good standing in the State of Delaware of the Company; and (n) such other records of the corporate proceedings of the Company as we have deemed necessary as the basis for the opinions expressed herein.

We have also examined, have relied as to matters of fact upon and have assumed the accuracy of originals or copies certified, or otherwise identified to our satisfaction, of such records, agreements, documents and other instruments that we have deemed appropriate and such representations, statements and certificates or comparable documents of or from public officials and officers and representatives of the Company and of representations of such persons whom we have deemed appropriate, and have made such other investigations, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth. In such examination, and in connection with our review of all such documents, including the documents referred to in clauses (a) through (n) of the preceding paragraph, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents.

With your permission, for purposes of the opinion expressed herein, we have assumed that the Trustee has the power and authority to authenticate the certificates representing the Senior Notes.

Based upon and subject to the foregoing, and subject to the further limitations, qualifications and assumptions stated herein, we are of the opinion that the issuance and sale of the Senior Notes have been duly authorized by the Company, each certificate representing the Senior Notes has been duly executed and delivered by the Company, and when each certificate representing the Senior Notes has been authenticated and delivered by the Trustee in accordance with the terms of the Senior Indenture and the Supplemental Indenture and the Senior Notes have been delivered to the Underwriters against payment therefor in accordance with the terms of the Underwriting Agreement, the Senior Indenture and the Supplemental Indenture, the Senior Notes will constitute valid and legally binding obligations of the Company, entitled to the benefits of the Senior Indenture and the Supplemental Indenture, and will be enforceable against the Company in accordance with their terms, subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally; and (ii) general principles of equity (regardless of whether such principles are considered in a proceeding at law or in equity).

January 11, 2023

We express no opinion as to the effect of any federal or state laws regarding fraudulent transfers or conveyances. We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States. In particular (and without limiting the generality of the foregoing), we express no opinion concerning the effect, if any, of any law of any jurisdiction (except the State of New York) in which any holder of any Senior Notes is located that limits the rate of interest that such holder may charge or collect. Furthermore, we express no opinion as to: (i) whether a United States federal court would accept jurisdiction in any dispute, action, suit or proceeding arising out of or relating to the Senior Notes or the Indenture or the transactions contemplated thereby; and (ii) any waiver of inconvenient forum.

This opinion letter is rendered as of the date hereof based upon the facts and law in existence on the date hereof. We assume no obligation to update or supplement this opinion letter to reflect any circumstances that may come to our attention after the date hereof with respect to the opinion and statements set forth above, including any changes in applicable law that may occur after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Form 8-K to be filed in connection with the issuance and sale of the Senior Notes, and to the reference to us under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not thereby concede that we come within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP